EXHIBIT 10.9

FORM OF WAIVER AGREEMENT

October 31, 2011

Rodman & Renshaw, LLC
Rodman & Renshaw Capital Group, Inc.
1251 Avenue of Americas
20th floor
New York, NY 10020
Attn:	Mr. David Horin,
Chief Financial Officer

Gentlemen:

          Reference is made to my employment agreement dated November 30, 2010 with Rodman & Renshaw, LLC and Rodman & Renshaw Capital Group, Inc. (the “Employment Agreement”). Further reference is made to the Securities Purchase Agreement dated October 31, 2011 between Rodman & Renshaw Capital Group, Inc. and the Investors set forth on Schedule I thereto (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

          As a material inducement to the Investors to enter into the Purchase Agreement and fund thereunder, each of the Company, John J. Borer III, Edward Rubin, Michael Vasinkevich and Paul Revere LLC has undertaken in Section 4.18 of the Agreement as follows:

“Until such time as less than 50% of the original principal amount of the Debentures sold pursuant to this Agreement remain outstanding, the Company shall not (and the Company shall cause each of its Subsidiaries (as defined in the Debentures) to not), directly or indirectly, make or cause to be made any payments, or provide or cause to be provided any amounts, to any of Edward Rubin, Michael Vasinkevich or John J. Borer III (collectively, the “Founders”) or any of their affiliated or related Persons (not including for this purpose blood relatives of any Founder who are otherwise employees of the Company or any Subsidiary in the ordinary course of their respective businesses) in respect of salary, bonus, commissions or the like; provided, however, the Company and each of its Subsidiaries (as defined in the Debentures) shall be permitted to (i) reimburse the Founders for ordinary business expenses incurred by each of them in accordance with Company policies applicable to all other employees of the Company and (ii) compensate each of the Founders to the extent of the employee-paid portions of employee benefit plans (such as 401(k) and health insurance) in which the Founders are eligible to participate to the same extent as all other employees of the Company and its Subsidiaries (as defined in the Debentures). After such time that less than 50% of the original principal amount of the Debentures sold pursuant to this Agreement remain outstanding, the Company shall be permitted to pay to each of the Founders (1) a base salary of up to $150,000 per calendar year and (2) bonuses and commissions, in each case of clauses (1) and (2), as determined by a majority of the disinterested members of the board of directors of the Company; provided, however, all such bonuses and commissions (but not base salary) so determined shall be reduced by 50% and the other 50% of such determined bonus and/or commission (as the case may be) (but before giving effect to such 50% reduction) shall be used by the Company to effect redemptions of the Debentures pursuant to Section 2(d) thereof. The Company agrees that the maximum bonus amounts to be paid to all the Founders with respect to a fiscal year of the Company shall not exceed in the aggregate an amount equal to 20% of the pre-tax net income on a non-GAAP basis of the Company and its Subsidiaries (as defined in the Debentures), with respect to such fiscal year.”

In furtherance of such undertaking, I hereby forever waive my right to receive payments under my Employment Agreement for so long as 50% or more of the original principal amount of the Debentures sold pursuant to this Purchase Agreement remain outstanding, subject to the carve outs set forth in Section 4.18 of the Purchase Agreement. This waiver shall not otherwise effect the respective obligations of the parties to the Employment Agreement which shall continue in full force and effect.

Sincerely,

[Edward Rubin]
[Michael Vasinkevich]
[John J. Borer III]